Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Precipio, Inc. on Form S-8 file nos. 333-222819, 333-41714, 333-69334, 333-13999, 333-71866, 333-196712 and 333-221804, and Form S-3 file nos. 333-200313, 333-201907, 333-205793, 333-209111, 333-209112, 333-229525 and 333-237445, of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern,  with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New Haven, CT

March 30, 2023